Independent Auditors' Consent



To the Shareholders and Board of Trustees of Smith Barney Oregon Municipals Fund:

We consent to the use of our report dated June 12, 1997 for the Smith Barney Oregon Municipals Fund incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Counsel and Auditors" in the Statement of Additional Information.




	KPMG Peat Marwick LLP


New York, New York
August 26, 1997